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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Arch Chemicals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-71719, 333-71721 and 333-54098) filed on Form S-8 of Arch Chemicals,
Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of Arch Chemicals, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity (equity prior to the distribution) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Arch Chemicals, Inc.


KPMG LLP


Stamford, Connecticut
March 9, 2001